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Exhibit 1
Maine Yankee Atomic Power Company
Table I
(Dollars in Thousands)
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
Question  1                 2      3       4      5        6    7        8
Loan
A         Promissory Note   Issue   5,000  6.18%  07/07/95 N/A  07/21/95 BNY
B         Promissory Note   Issue   1,000  6.10%  07/07/95 N/A  07/21/95 FL
C         Promissory Note   Issue   6,000  6.09%  07/07/95 N/A  08/07/95 FL
D         Promissory Note   Issue  10,000  6.15%  07/31/95 N/A  08/21/95 FL
E         Promissory Note   Issue   6,000  6.16%  08/07/95 N/A  09/06/95 FL
F         Promissory Note   Issue   2,000  6.16%  08/21/95 N/A  09/06/95 FL
G         Promissory Note   Issue   8,000  6.15%  09/06/95 N/A  09/25/95 FL
H         Promissory Note   Issue   4,000  6.16%  09/06/95 N/A  10/06/95 FL
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All Notes under the Secured Credit Agreement dated as of August 15, 1989, among Maine Yankee Atomic Power Company ("Maine Yankee"), The Bank of New York, as Agent, and the Banks listed below, as amended (the "Credit Agreement"), are payable to the five lender banks (the "Banks") listed below in the ratio of each Bank's Commitment to the Aggregate Commitments of $50,000,000, except for Bid Loans, which are payable solely to the Bank that was the successful bidder. The Banks, their name abbreviations for convenience of reference in this Schedule, and the amounts of their individual Commitments are as follows:

    Bank and Name Abbreviation                       Commitment

    The Bank of New York ("BNY")                     $20,000,000
    The First National Bank of Boston ("FNBB")         7,500,000
    Union Bank of Switzerland ("UBS")                  7,500,000
    The Toronto-Dominion Bank ("TD")                   7,500,000
    Fleet Bank of Maine ("FL")                         7,500,000
        Aggregate Commitments                        $50,000,000

The Notes bear interest at the Base Rate, the Adjusted CD Rate, the Adjusted Eurodollar Rate, or the Bid Loan Rate, all as described in the Credit Agreement, with such fees as are provided in the Credit Agreement.

Question 9:
The Notes are secured by a first lien on Maine Yankee's nuclear fuel inventory and its rights to payment for fuel costs from the electric utility companies that sponsor Maine Yankee (the "Sponsors") pursuant to Power Contracts dated as of May 20, 1968, as amended, and an Additional Power Contract dated as of February 1, 1984. The Notes are also secured by Maine Yankee's rights to require the Sponsors to purchase the common stock of, or contribute capital or make loans or advances to, Maine Yankee to finance the costs of obtaining and maintaining an inventory of nuclear fuel pursuant to Capital Funds Agreements, dated as of May 20, 1968, with each of the Sponsors.

Questions 10 and 11:
The consideration for the Loans is cash. The proceeds of the Loans are used for general corporate purposes.

The terms used in this Schedule and not defined herein are used as defined in the Credit Agreement.
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